Exhibit 99.1
Joint Press Release

Contacts:

Colby Zintl	Darcy Cobb	Amina Suchoski	Chris Loncto
Ask Jeeves, Inc	Dotted Line Comm.	InfoSpace, Inc.	Access
	(for Ask Jeeves)		Communications
for InfoSpace
510-985-7640	310-472-8600	425-201-8681	917-522-3524
czintl@askjeeves.com	darcy@dottedlinecomm.com	amina.suchoski@infospace.com	cloncto@accesspr.com

Ask Jeeves and InfoSpace Enter Agreement to Support Excite.com

OAKLAND, Calif., May 20, 2005 - Ask Jeeves, Inc.(R) (NASDAQ: ASKJ), a leading provider of information retrieval technologies, brands and Internet advertising services, and InfoSpace, Inc. (NASDAQ: INSP), a leader in private-label search, online directory and mobile entertainment and information, today announced that they have entered into an agreement to mutually support the search and portal functions at Excite.com. The agreement is part of a comprehensive settlement of litigation involving the site. Under the terms of the agreement, both Ask Jeeves and InfoSpace will share marketing costs and revenue from the Excite.com Web search function.

“We look forward to working with InfoSpace to enhance the search experience on Excite, now that our interests are aligned,” said Steve Berkowitz, CEO of Ask Jeeves, Inc. “Both companies are now in a position to benefit from growing Excite usage and we expect this will translate into great benefits to Excite users.”

“We are pleased to be working with Ask Jeeves to promote search on Excite. Leveraging the strengths of the portal and the search box makes sense for both companies and will allow us to grow traffic and revenues,” said Jim Voelker, chairman and CEO of InfoSpace.

A property of Ask Jeeves, Inc., Excite is one of the top brands on the Internet, with an aided awareness of more than 70% (Keynote, May 2004). Excite features one of the Internet’s most personalized portals, including a customizable start page, useful search tools, a popular Webmail platform and robust content and resources from over 100 leading providers.

Neither company expects this settlement to have a material financial impact.

Cautionary Note regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation reform Act of 1995. These forward-looking statements include statements regarding the Excite portal, the agreement between Ask Jeeves and InfoSpace regarding the Excite portal, and other statements regarding future features, functionality and anticipated benefits of the respective product and service offerings of Ask Jeeves and InfoSpace. Forward-looking statements are not guarantees of future performance, and actual results, developments or events may differ materially from those referenced in forward-looking statements. Factors that may cause each of Ask Jeeves’ and InfoSpace’s respective actual results, developments or events to differ from the related forward-looking statements include actual performance under the agreement by Ask Jeeves and InfoSpace, the progress made and the costs incurred by each of the companies with respect to the development of their respective products and services and the timing of market acceptance of those products and services. A more detailed description of certain factors that could affect each of Ask Jeeves’ and InfoSpace’s respective actual results include, but are not limited to, those discussed in the risk factors described in Ask Jeeves’ Annual Report on Form 10-K for the year ended December 31, 2004 and InfoSpace’s Annual Report on Form 10-K for the year ended December 31, 2004, respectively, and the respective subsequently filed Form 10-Qs and other public filings made with the SEC, all of which are available without charge at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Neither Ask Jeeves nor InfoSpace undertakes any obligation to update forward-looking statements to reflect future events, circumstances, information or developments.

About Ask Jeeves, Inc.

As the 6th largest global web property (ComScore Media Metrix, March 2005), Ask Jeeves Inc. delivers world-class information retrieval products through a diverse portfolio of Web sites, portals and downloadable applications. Ask Jeeves’ search and search-based portal brands include: Ask Jeeves (Ask.com, Ask.co.uk and es.Ask.com), the Ask Jeeves Japan joint venture (Ask.jp), Ask Jeeves for Kids (AJKids.com), Bloglines (bloglines.com), Excite (excite.com), iWon (iwon.com), My Way (myway.com) and Fun Web Products (funwebproducts.com). Additionally, Ask Jeeves owns the differentiated search technology Teoma, as well as natural language processing, portal and ad- serving technologies. Ask Jeeves generates revenue from advertisers seeking to reach the company’s broad-based online audience. Founded in 1996, Ask Jeeves has been a publicly traded company on the Nasdaq National Market since July 1999. Its headquarters are located in Oakland, California, with offices throughout the United States, as well as in Europe and Asia. For more information, visit http://www.Ask.com or call 510-985-7400.

NOTE: Ask Jeeves, AJinteractive, Ask.com, Teoma, My Way, My Search, My Web Search, iWon, Excite and Bloglines are trademarks or registered trademarks of Ask Jeeves, Inc.

About InfoSpace

InfoSpace, Inc. (NASDAQ: INSP) is a leader in private-label search, online directory and mobile entertainment. InfoSpace consists of two divisions – Search & Directory and Mobile. The Search and Directory division uses its unique metasearch technology to power a portfolio of branded Web sites and provide private-label search and online directory services. InfoSpace Mobile is a global provider and publisher of wireless content, including ringtones, games, graphics and more, as well as infrastructure solutions that help customers build stronger brands and generate revenue. InfoSpace Mobile distributes its applications through mobile operators, including Cingular Wireless, T-Mobile, Verizon Wireless, Nextel, Sprint, Virgin Mobile, Vodafone, O2, Orange, 3, TIM and Telefonica Moviles. More information can be found at www.infospaceinc.com.

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